UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
September 15, 2009 (September 15, 2009)
Date of Report (Date of earliest event reported)
CARE INVESTMENT TRUST INC.
(Exact name of registrant as specified in its charter)

Maryland	001-33549	38-3754322

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

505 Fifth Avenue, 6th Floor, New York, New York	10017

(Address of principal executive offices)	(zip code)
Registrant’s telephone number, including area code: (212) 771-0505
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.
On September 15, 2009, pursuant to a loan purchase agreement dated September 15, 2009, by and between Care Investment Trust Inc. (the “Company”) and CapitalSource Bank, a California industrial bank (“CapitalSource”) (the “LPA”), the Company sold to CapitalSource four term loans secured by skilled nursing facilities with current principal balances of $5,934,442.65, $4,538,000.00, $8,871,394.59 and $6,424,590.94, respectively (the “Initial Loans”), for an aggregate purchase price, excluding $64,814.30 of accrued interest, of $24,845,262.69, or 96.4% of the current principal balance of the Initial Loans.
In addition, the LPA provides for the later sale to CapitalSource of a fifth loan (the “Additional Loan”) secured by skilled nursing facilities for a purchase price equal to the par value of the Additional Loan.
Pursuant to the LPA, CapitalSource also granted the Company the option, exercisable until September 30, 2009, to sell to it two additional term loans (each an “Option Loan”) made to two different borrowers and secured by skilled nursing facilities, assisted living facilities and independent living facilities, for a purchase price of 88.0% and 83.7%, respectively, of the then current principal balance of such Option Loan.
The Company’s ability to sell the Additional Loan or either Option Loan to CapitalSource is dependent on the Company’s ability to meet certain conditions imposed on the Company under the LPA by no later than September 30, 2009.
Under the LPA, the Company is obligated to indemnify CapitalSource for damages associated with any breach of a representation or warranty, or failure to perform any covenant or agreement, contained in the LPA; provided that, except with respect to breaches of certain fundamental representations, claims for indemnification must be made within 90 days of the closing date of the sale of the Initial Loans, the Additional Loan or any Option Loan, as applicable, and in no event shall the Company be obligated to indemnify for damages in excess of 25% of the aggregate purchase price paid by CapitalSource for such loans.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2009
CARE INVESTMENT TRUST INC.
	By:	/s/ Torey Riso
		Name:	Torey Riso
		Title:	Chief Compliance Officer & Secretary